UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2015
ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WISCONSIN 53051
Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (262) 293-1500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 8, 2015, Actuant Corporation (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Amended Credit Facility”) by and among the Company, the foreign subsidiary borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent. The Amended Credit Facility amends and restates the Company’s existing fourth amended and restated credit agreement, which was scheduled to expire in July 2018, and extends the maturity to May 2020.

The Amended Credit Facility provides for a continuation of the existing $600 million revolving credit facility and an increased $300 million term loan. The Amended Credit Facility also provides for a $450 million expansion option, which may be exercised by the Company subject to certain conditions. Borrowings under both the revolving credit facility and the term loan will mature on May 8, 2020. The Amended Credit Facility continues to be secured by substantially all personal property assets of the Company and its domestic subsidiary guarantors.

Borrowings under the Amended Credit Facility initially bear interest at LIBOR plus 1.75%. The interest rate spreads above LIBOR or the base rate are subject to adjustments based on the Company’s net leverage ratio, ranging from 1.00% to 2.25% in the case of loans bearing interest at LIBOR and from 0.0% to 1.25% in the case of loans bearing interest at the base rate. In addition, a non-use fee is payable quarterly on the average unused credit line under the revolver ranging from 0.15% to 0.35% per annum, based on the Company’s net leverage ratio.

The term loan will be repaid in principal installments of $3.75 million per quarter starting on June 30, 2016, increasing to $7.5 million per quarter beginning on June 30, 2017, with the remaining balance due at maturity. The Amended Credit Facility contains customary limits and restrictions concerning investments, sales of assets, liens on assets, dividends and other payments. The two financial covenants included in the Amended Credit Facility are a maximum leverage ratio of 3.75:1 and a minimum interest coverage ratio of 3.50:1.

The events of default under the Amended Credit Facility remain unchanged and include, but are not limited to, the following: failure to pay outstanding principal or interest, failure of applicable representations or warranties to be correct in any material respects, failure to perform any other term, covenant or agreement and such failure is not remedied after notice of such failure within the applicable grace period with respect thereto, if any, a cross-default with other debt in certain circumstances, certain defaults upon obligations under the Employee Retirement Income Security Act or bankruptcy. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACTUANT CORPORATION
(Registrant)

Date: May 12, 2015	By: /s/ Andrew G. Lampereur
Andrew G. Lampereur
Executive Vice President and
Chief Financial Officer